Exhibit 3.1.6


The Articles of Incorporation of the Corporation are amended to add the following provisions:

                                  Amendment 1


The Board of Directors, when evaluating any offer of another party to (i.) make a tender or exchange offer for any equity security of the Corporation, (ii) merge or consolidate the Corporation with another Corporation, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, may, in connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its shareholders, give due consideration to (u) whether the offer is acceptable based on the historical operating results, current financial condition and future prospects of the Corporation and its subsidiaries, including consideration of the Corporation's current strategic plan; (v) whether a more favorable offer could be obtained in the foreseeable future; (w) the social, economic or any other material impact of the proposed transaction upon the employees and customers of the Corporation and its subsidiaries and the community that they serve; (x) the reputation and business practices of the offeror and its management and affiliates as they might affect the employees and customers of the Corporation and its subsidiaries and the future value of the Corporation's stock; (y) the value of the securities, if any, that the offeror is offering in exchange for the Corporation's or its subsidiary's securities or assets based on an analysis of the value of the Corporation or its subsidiary as compared to the value of the offeror or other entity whose securities are being offered; and (z) any antitrust or other legal or regulatory issues that are raised by the offer.


                                  Amendment 2

A director may be removed from office prior to the expiration of such director's term only for cause and only if such removal is approved by affirmative vote of the holders of a majority of the Company's outstanding common stock.